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                           THE LACLEDE GROUP, INC.
                              720 Olive Street
                          St. Louis, Missouri 63101

                                Area Code 314
                                  342-0508

GERALD T. MCNEIVE, JR.
Senior Vice President

                               October 1, 2001


The Laclede Group, Inc.
720 Olive Street
St. Louis, MO  63101

     Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3
         (Reg. No. 33-52357)

Ladies and Gentlemen:

     You have requested an opinion in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Post-Effective Amendment), filed by The Laclede Group, Inc. (Company) with the Securities and Exchange Commission under the Securities Act of 1933 (Act). The Post-Effective Amendment relates to an offering by the Company of its common stock, $1.00 par value (Common Stock) with attached preferred share purchase rights, pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan.

     I am Senior Vice President of the Company. In connection with this opinion, I have considered such records and documents and made such examinations of law as I have deemed relevant in connection with this opinion. It is my opinion that when there has been compliance with the Act and the applicable state securities laws, the shares of Common Stock, with attached preferred share purchase rights, to be sold by the Company, when issued, delivered, and paid for in the manner described in the Post-Effective Amendment, will be legally issued, and the shares of Common Stock, with attached preferred share purchase rights, when so issued, delivered and paid for, will also be fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                           Sincerely,

                           /s/ Gerald T. McNeive, Jr.

                           Gerald T. McNeive, Jr.

GTM:af